Chang G. Park, CPA, Ph. D.

371 E STREET CHULA VISTA CALIFORNIA 91910-2615

TELEPHONE (858) 722-5953  FAX (858) 761-0341  FAX (858) 764-5480

E-MAIL changgpark@gmail.com

April 29, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of March 6, 2008 on the audited financial statements of Secure Window Blinds, Inc. as of December, 2007 and 2006 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

____________________________

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board